EXHIBIT A

[LOGO]
                                  FREMONT
                             -----------------
                             INVESTMENT & LOAN


FREMONT INVESTMENT & LOAN
175 N. Riverview Drive
Anaheim, California 92808
(714) 283-6500
(714) 283-6755 (fax)

February 5, 2001


California Investment Fund, LLC
550 West C Street
10th Floor
San Diego, California 92101
Attn:    Michael R. Kelly,
         Managing Member



        RE:   COMMITMENT FOR LOAN (THE "COMMITMENT")

Ladies and Gentlemen:

     In reliance upon the representations and warranties made in the loan application submitted to FREMONT INVESTMENT & LOAN, a California industrial bank ("LENDER"), Lender offers to make a loan (the "LOAN") in the Loan Amount (as hereinafter defined) to Borrower (as hereinafter defined) on the terms and conditions set forth herein.

     This Commitment supersedes and completely replaces all prior expressions of interest correspondence, term sheets, and other discussions concerning the subject matter hereof and is subject to (a) acceptance hereof in the manner hereinafter provided on or before February 16, 2001 (the "ACCEPTANCE TERMINATION DATE"), (b) compliance with, and the satisfaction of, all of the terms and conditions hereof (including, without limitation, the conditions set forth on EXHIBIT A attached hereto) and (c) the execution and delivery of definitive Loan Documents as more particularly described on EXHIBIT B attached hereto. Upon the execution and delivery of the Loan Documents, the Loan Documents shall be the controlling documents notwithstanding any inconsistency with this Commitment.

                         1. TERMS AND DEFINITIONS.

ACCEPTANCE DEPOSIT:           $500,000 (consisting of the Expense Deposit
                              and the Breakage Fee).

BORROWER:                     At all times prior to the closing of the
                              Merger Transaction, Borrower shall be CIF, and at all times thereafter Borrower will be the surviving company following the merger of Transitory Subsidiary into Dynex. Borrower's organization documents shall have been approved by Lender. Borrower shall not be a "foreign person" within the meaning of
                              Section 1445(f)(3) of the Internal Revenue
                              Code of 1986. The controlling shareholder(s) of Borrower shall be Richard 0. Kelly and Michael R. Kelly or entities controlled by Richard 0. Kelly and Michael R. Kelly.

BREAKAGE FEE:                 $250,000.

CIF: California Investment Fund, LLC, a California limited liability company.

CLOSING DATE:                 The date of completion of the Merger
                              Transaction and delivery of the Loan
                              Documents, but not later than the Commitment
                              Termination Date.

COMMITMENT
TERMINATION DATE:             May 31, 2001.

DYNEX: Dynex Capital, Inc., a Virginia corporation, as constituted immediate prior to the Effective Time of the Merger Transaction (as defined in the Merger Agreement).

EVENT OF DEFAULT:             Any of the conditions or events specified in
                              any of the Loan Documents as an Event of Default.

EXIT FEE:                     2% of the Loan Amount.

EXPENSE DEPOSIT:              $250,000.

GROSS RECEIPTS:               The total gross revenues received by
                              Borrower for each calendar month under or from all assets of Borrower, the sale of assets or liquidation of Borrower's receivables, any equity or debt issuances and all other revenues of any kind received by Borrower in such calendar month.

INTEREST RATE:                11% per annum.

LOAN AMOUNT:                  $90,000,000, less any dividends paid to
                              shareholders pursuant to the Merger Agreement.

LOAN FEE:                     3% of the Loan Amount.

MATURITY DATE:                The 18 month anniversary of either (a) the
                              first day of the calendar month following the Closing Date or (b) the Closing Date, if the closing occurs on the first day of a calendar month.

MERGER AGREEMENT:             That certain Agreement and Plan of
                              Merger dated as of November 7, 2000, by and among CIF, the Transitory Subsidiary and Dynex.

MERGER TRANSACTION:           The acquisition by CIF of all of the
                              outstanding capital stock of Dynex for cash through a reverse subsidiary merger of the Transitory Subsidiary with and into Dynex in substantial accordance with the Merger
                              Agreement and the terms of this Commitment.

NET CASH FLOW:                For any calendar month shall mean all Gross
                              Receipts in that calendar month less all bona fide and normal operating and business expenses actually paid by Borrower during such calendar month and provided for in the operating budget for Borrower approved by Lender (provided that such business expenses were not paid out of any budgeted and approved reserve) determined in accordance with generally accepted accounting principles applicable to cash basis taxpayers consistently applied, such expenses to include, but not be limited to, obligatory payments of monthly interest on the Loan, payments on the Target Senior Notes (as defined in the Merger Agreement), budgeted reserves (which reserves are approved by Lender in its discretion), ad valorem and personal property taxes, and insurance premiums, all of which must be approved by Lender in its discretion. In determining Net
                              Cash Flow, no deduction from Gross Receipts shall be made for income taxes, expenses not paid in the calendar month in question, or depreciation or any other non-cash deduction of the Borrower for Federal income tax purposes. If any of the above-mentioned expenses are paid to an affiliate of Borrower, such expenses shall not exceed amounts approved by Lender in its discretion.

POTENTIAL DEFAULT:            A monetary or material nonmonetary condition
                              or event which, with the giving of notice or the passage of time, or both, would constitute a Event of Default.

PRINCIPAL PARTIES:            Borrower, CIF, Meridian Corners Apartments,
                              LLC, a wholly-owned subsidiary of CIF, WC
                              Arizona Apartments, LLC, a wholly-owned
                              subsidiary of CIF, each of the general
                              partners, managers (not including any third party management companies), managing members and/or major shareholders, as applicable, of such parties, and each of the latter such parties' constituent general partners, managers (not including any third party management companies), managing members and/or major shareholders, as applicable.

PROCESSING FEE:               $5,000,

TRANSITORY SUBSIDIARY:        DCI Acquisition Corporation, a Virginia
                              corporation and a wholly-owned subsidiary of CIF.


                            2. BASIC LOAN TERMS.

     (a) Interest Rate. Interest shall commence to accrue upon the disbursement by Lender of Loan proceeds into the escrow for the Loan closing. Interest for any partial calendar month in which the Closing Date occurs shall be deducted from the funds disbursed by Lender on the Closing Date. All interest shall be calculated based on a three hundred and sixty
(360) day year (which may result in a higher annual rate), but shall be computed for the actual number of days in the period for which interest is charged. Interest shall accrue on the unpaid principal balance of the Loan from time to time at the Interest Rate. The Interest Rate shall be subject to increase upon a default by Borrower under the Loan Documents, including, without limitation, any failure to deliver financial statements as required by the terms of the Loan Documents.

     (b) Payments. Concurrently with the closing of the Loan, and as a condition thereto, Borrower shall make a principal reduction payment in the amount of $23,000,000, less any dividends paid to shareholders pursuant to the Merger Agreement. Borrower shall make monthly payments of interest only on the first calendar day of each month during the term of the Loan.

     (c) Exit Fee and Prepayment. Borrower may prepay the outstanding principal balance of the Loan in whole or in part at any time without charge or premium except as provided herein. Upon the earlier to occur of the repayment in full of the Loan or the Maturity Date, Borrower shall pay to Lender, at the time of such payment, the Exit Fee. The Exit Fee herein provided will be due and payable whether the payment is made voluntarily, involuntarily, or upon the acceleration of the Maturity Date.

     (d) Cash Flow. Borrower shall deliver to Lender the monthly Net Cash Flow from the operations of Borrower and from any sales, financings or other capital transactions involving Borrower's assets, which Net Cash Flow shall be applied by Lender to accrued but unpaid interest on the Loan, principal on the Loan, and costs and expenses of Borrower under the Loan Documents, in such order and in such amounts Lender shall determine in its sole and absolute discretion. Borrower shall remit the Net Cash Flow and operating statement prepared on a cash basis within fifteen (15) days after the end of each calendar month.

     (e) Transfers. The Loan Documents will contain "due on sale" and "due on encumbrance" clauses allowing Lender to accelerate the Loan and demand payment in full of all amounts owed to Lender under the Loan Documents in the event of the occurrence of any of the following without Lender's prior consent in its discretion: (i) a transfer of all or any portion of the assets owned by Borrower or by CIF, (ii) the transfer or pledge of stock in Borrower or CIF which results (or could reasonably be expected to result) in a change in control of Borrower, or (iii) the further encumbrance of any assets owned by Borrower or by CIF.

     (f) Assumption. The Loan is not assumable.

     (g) Lender's Recourse. The Loan and the amounts payable to Lender under the Loan Documents will be fully recourse to Borrower.

     (h) Assignment of Commitment. This Commitment may not be assigned by CIF other than to Borrower.

     (i) Expenses. Whether or not the Loan closes, Borrower agrees to promptly pay or cause to be promptly paid, and costs and expenses incurred by Lender in connection with this Commitment and the Loan, including all charges for environmental and seismic assessments, title examination, title insurance and survey, appraisal, recording and filing fees, inspection fees and the fees and costs charged by Lender's counsel, all of Lender's other out-of-pocket expenses in connection with this Commitment, and the Loan, and the non-refundable Processing Fee payable to Lender. As a deposit for the payment of such expenses and fees now or hereafter incurred by Lender, upon acceptance of this Commitment as provided herein, the Expense Deposit shall be delivered to Lender (such Expense Deposit shall be included, without duplication, as part of the Acceptance Deposit.) Lender shall apply the Expense Deposit to the costs and fees incurred by Lender in connection with this Commitment and the Loan. Any portion of the Expense Deposit remaining after such payments, and after receipt by Lender of all original documentation to be delivered to Lender pursuant to this Commitment or the Loan Documents, shall be promptly returned to Borrower. In the event the Expense Deposit is insufficient to pay or reimburse Lender for all such out-of-pocket costs incurred by Lender, Borrower shall promptly pay the deficiency to Lender. The obligations under this Section constitute a condition precedent to Lender's obligations under this Commitment and the Loan Documents and a continuing covenant by Borrower. The obligation of Borrower to pay and/or reimburse Lender for all such expenses shall remain in full force and effect notwithstanding any termination of this Commitment.

     (j) Brokerage Commission. By its acceptance of this Commitment, Borrower hereby indemnifies, and agrees to defend and hold Lender harmless from and against all expenses, loss, claims, damage or liability for any commissions, fees, charges or other compensation claimed to be due by any mortgage or real estate broker, Realtor, agent or finder with whom it, or any of its agents, employees, or representatives have had any dealings in connection with the issuance of this Commitment or the making of the Loan.

     (k) Indemnity. Whether or not the transactions contemplate hereby are consummated, Borrower hereby agrees to indemnify and hold harmless Lender and its directors, officers, employees and affiliates (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and expenses that arise out of, result from or in any way relate to this Commitment, or the providing or participation of the Loan, and to reimburse each indemnified person, upon its demand, for any legal or other expenses (including the allocated cost of in-house counsel) incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent incurred by reason of the gross negligence or willful misconduct of such person. Neither Lender nor any of its affiliates, shall be responsible or liable to Borrower or Dynex or any other person for any consequential damages which may be alleged. The obligation contained in this paragraph will survive the closing of the Loan.

                        3. ACCEPTANCE OF COMMITMENT.

     This Commitment will be void and not be binding upon Lender, nor shall any party (including, without limitation, Borrower) be entitled to rely on this Commitment, unless, on or before 5:00 p.m. Pacific time on the Acceptance Termination Date, this Commitment is accepted in the manner provided below and the party accepting this Commitment agrees to be bound by the terms hereof by signing a copy hereof in the space provided below and delivering such executed copy, together with the Acceptance Deposit to Lender. The acceptance of this Commitment by or on behalf of Borrower shall constitute Borrower's agreement to borrow the Loan.

                               4. COLLATERAL.

     The Loan shall be secured by, among other things, (a) all of the assets, rights, entitlements and benefits accruing to, of and for Dynex, including those hereafter acquired, which shall be vested in Borrower as of the closing of the Loan and which shall be not be less than those shown on the most recently filed financial statements for Dynex except as approved by Lender in writing, (b) a pledge in favor of Lender by Michael R. Kelly and Richard 0. Kelly of all of their ownership interests in, and all of their rights to receive income, profits and distribution from, CIF, which pledge shall contain, among other things, the agreement by the pledgors to cause CIF to obtain Lender's written consent prior to (i) modifying any documents evidencing, securing or pertaining to any indebtedness of CIF or its subsidiaries and (ii) CIF or any of its subsidiaries incurring new indebtedness secured by any assets of CIF or its subsidiaries.

               5. REPRESENTATIONS, WARRANTIES AND COVENANTS.

     (a) The Loan Documents shall contain representations and warranties usual for facilities and transactions of this type, those specified below and others to be reasonably specified by Lender, including but not limited to:

          (i)       Corporate existence and power;

          (ii) Corporate, shareholder and governmental authorization for consummation of the Merger Transaction and the transactions contemplated by the Loan Documents;

          (iii) Consummation of the Merger Transaction and the transactions contemplated by the Loan Documents will not violate, or conflict with, organizational documents, any law or regulation, or any agreements;

          (iv)      Compliance with laws and regulations;

          (v) Enforceability of Basic Agreements (as defined on Exhibit A) and loan and security documentation;

          (vi) Absence of material adverse change and material litigation;

          (vii)     Accuracy of financial statements;

          (viii) Disclosure of capitalization, subsidiaries, material agreements (including employment agreements), properties and employee benefit plans; and

          (ix)      Absence of material misstatements.

     (b) The Loan Documents will contain affirmative and negative covenants usual for facilities and transactions of this type, those specified below and others to be reasonably specified by Lender, including but not limited to:

          (i) Maintenance of corporate existence, rights and franchises (except as a result of the transactions contemplated by the Merger Transaction);

          (ii)      Maintenance of insurance;

          (iii)     Payment of taxes;

          (iv)      Delivery of financial statements and information;

          (v)       Notices of material litigation and other matters;

          (vi)      Compliance with laws;

          (vii)     Access to premises and records;

          (viii) Restrictions on additional indebtedness (including subsidiary indebtedness);

          (ix) Restrictions on fundamental changes, mergers, acquisitions, consolidations, and asset sales;

          (x)       Avoidance of liens;

          (xi)      Restrictions on prepayment of other indebtedness;

          (xii) Share repurchases, redemptions, dividends, and distributions (other than contemplated by or in connection with the consummation of the Merger Transaction); and

          (xiii)    Investments.

                            6. FEES AND EXPENSES

     The Breakage Fee shall be fully earned by Lender, and shall be payable (without duplication) as part of the Acceptance Deposit upon acceptance of this Commitment as provided herein, and shall be non-refundable unless Lender elects to terminate this Commitment as provided herein. The Loan Fee shall be non-refundable and fully earned by Lender, and shall be payable by Borrower, upon the closing of the Loan and the disbursement of Loan proceeds. Borrower's payment of the Loan Fee is in addition to Borrower's obligation to pay the Expense Deposit, closing costs, brokers' commissions and any and all other sums due hereunder and under the Loan Documents. Borrower sha11 pay all expenses in connection with the Loan including all actual fees and disbursements of Lender's counsel (including Lender's local counsel(s), if any), travel expenses of Lender's personnel related to the making of the Loan, all report fees (including appraisal, engineering and environmental), title insurance premiums, survey charges, mortgage and documentary stamp taxes, if any, note intangible taxes, if any, recording charges and brokerage fees and commissions and costs of tax lien searches. To the extent incurred, the foregoing expenses shall be paid by Borrower whether or not the Loan shall close or be funded.

                             7. PARTICIPATIONS

     As a condition precedent to Lender's obligation to fund the Loan, Lender shall have obtained a binding commitment from a lender acceptable to Lender to participate in not less than $25,000,000 of the Loan Amount, together with the execution by such lender of Lender's form of loan participation agreement. (Lender acknowledges receipt of a letter of interest from First American Bank-Texas with respect to a participation in the Loan in such amount.) Lender may sell additional participations in all or any part of this Commitment, the Loan, the Loan Documents, or any other interest herein or in the Note, to any person or entity, all without notice to or the consent of Borrower. Lender may furnish any information (including, without limitation, financial information) concerning the Borrower, Principal Parties and any of their assets to third parties from time to time for legitimate business purposes in connection with the transactions contemplated hereby or the sale of any participation interests in the Loan or as required by applicable law or court order

                             8. NO ASSIGNMENTS

     This Commitment and the proceeds of the Loan are not assignable by Borrower and are only for the benefit of the parties hereto and, any participants in the Loan and Borrower and no other party shall have any interest therein or in the proceeds of the Loan. Any modification of the organizational structure or beneficial ownership of Borrower may be considered an assignment unless Lender shall have given its prior written consent to such modification.

                              9. GOVERNING LAW

     This Commitment and the Loan Documents shall be governed, construed and enforced in accordance with the laws of the State of California. Borrower hereby consents to the jurisdiction of any state or federal court located within the State of California, and waives personal service of any and all process upon it and consents that all service of process be made by certified mail directed to Borrower at the address stated in this Commitment. Borrower and Lender hereby waive any right to a jury trial in any action or controversy arising out of this Commitment.

                           10. GENERAL PROVISIONS

     (a) Entire Agreement. This Commitment sets forth the entire agreement between CIF and Lender, and all other agreements shall be deemed to have merged herewith. Where terms and conditions of this Commitment differ from the terms and conditions of the Loan as applied for or any expression of interest previously issued by Lender, this Commitment shall prevail.

     (b) No Waiver/Modification. The provisions of this Commitment cannot be waived or modified unless such waiver or modification be in writing and signed by both CIF and Lender. ANY CHANGES TO THIS COMMITMENT REQUIRE THE RE-APPROVAL OF THIS COMMITMENT BY LENDER'S CREDIT COMMITTEE. NOTWITHSTANDING LENDER'S ACCEPTANCE OF THE BREAKAGE FEE OR THE EXPENSE DEPOSIT, ANY UNILATERAL CHANGES TO THIS COMMITMENT WILL NOT BE EFFECTIVE UNLESS AND UNTIL LENDER AGREES T0 SUCH CHANGES IN WRITING.

     (c) No Oral Change. This Commitment may not be modified, amended, waived, extended, discharged or terminated orally, or by any act or failure to act on the part of Lender or Borrower, but only by an agreement in writing signed by the party against whom the enforcement of any modification, amendment, waiver, extension, discharge or termination is sought

     (d) No Liability. In the event Lender elects to terminate this Commitment in accordance with the terms hereof, neither Lender nor any of its employees, officers, directors, representatives or agents shall have any liability to Borrower, or any Principal Party in connection therewith and Borrower, on behalf of itself and all Principal Parties, waives and releases Lender and its employees, officers, directors, representatives and agents from all such liability. Without limiting the foregoing, at Lender's request upon any termination of this Commitment, and as a condition to Lender's refund to Borrower of any fees or amounts to which Borrower may be entitled under the terms of this Commitment, Borrower and such Principal Parties shall execute and deliver to Lender a Release reflecting the provisions of this Section

     (e) Legal Fees. In the event of any dispute between or among Borrower and Lender relating to this Commitment or either party's obligations and liabilities thereunder, the prevailing party in any litigation, arbitration or other proceeding relating to such dispute shall be entitled to recover from the non-prevailing party the prevailing party's actual, reasonable legal fees and expenses incurred in connection therewith.

     (f) Confidentiality. This Commitment is furnished to or on behalf of CIF on a confidential basis and may not be reproduced, used, distributed or disclosed by CIF or any of its agents to any third party, except in connection with the acceptance of this Commitment and the closing of the Loan or with Lender's prior written consent, and other than to Dynex, holders of the Target Senior Notes and as required by applicable law.

     (g) Time is of the Essence. CIF acknowledges and agree that, in light of the changing real estate market and economic conditions generally, time is of the essence with respect to the acceptance of this Commitment and the closing of the Loan.

     (h) Right to Publicize   Lender reserves the right to announce that it
is the source of financing for the Merger Transaction   Prior to including
the terms of the financing in any general public advertisements, Lender shall use its good faith efforts to obtain Borrower's approval to such advertising.

Very truly yours,



FREMONT INVESTMENT & LOAN

By /s/ Gwyneth E. Colburn
  ---------------------------
Its  EVP
   --------------------------

                                 ACCEPTANCE
                                 ----------

     The undersigned on behalf of Borrower unconditionally accepts the foregoing Commitment in accordance with their terms, covenants and conditions and agrees to be bound thereby. The undersigned hereby authorizes Lender to apply the Expense Deposit against any fees or expenses incurred or paid by Lender in connection with processing and underwriting the proposed financing, including, without limitation, property inspection fees, travel expenses, fees for appraisal, building condition and environmental reports, lien search fees and legal fees. The undersigned on behalf of Borrower further agrees that the Loan will be accepted by Borrower on the terms and conditions set forth therein. This acceptance shall be deemed effective when received by Lender, together with the Acceptance Deposit.

     The undersigned hereby expressly acknowledges that the provisions of this Commitment may not be waived or modified unless such waiver or modification is in writing and signed by both the undersigned on behalf of Borrower or Borrower and Lender. THE UNDERSIGNED FURTHER EXPRESSLY ACKNOWLEDGES AND AGREES THAT ANY CHANGES TO THIS COMMITMENT REQUIRE THE RE-APPROVAL OF THIS COMMITMENT BY LENDERS CREDIT COMMITTEE. NOTWITHSTANDING LENDER'S ACCEPTANCE OF THE BREAKAGE FEE OR THE EXPENSE DEPOSIT, ANY UNILATERAL CHANGES TO THIS COMMITMENT WILL NOT BE EFFECTIVE UNLESS AND UNTIL LENDER AGREES TO SUCH CHANGES IN WRITING.

     The signatories for the undersigned represent and warrant to Lender that they have the full power and authority to execute and deliver this Commitment on behalf of the undersigned and Borrower.

Dated as of February 5th, 2001

                              CALIFORNIA INVESTMENT FUND, LLC,
                              a California limited liability company



                              By: /s/ Michael R. Kelly
                                 -----------------------------------------
                                      Michael R. Kelly
                                      Managing Member

                                 EXHIBIT A
                                 ---------

                           CONDITIONS TO CLOSING

     (a) Conditions. The making of the Loan is contingent upon the completion of the necessary documentation and the negotiation, execution and delivery of satisfactory agreements incorporating the principles set forth herein and containing such other terms, conditions and covenants as the parties may deem appropriate to the transaction, along with other matters remaining to be examined and approved by Lender and its counsel. Further, all representations, warranties and covenants of CIF and Borrower, as applicable, contained in any application for the Loan or made to Lender in connection with the Loan or contained in the Loan Documents, shall survive the closing of the Loan and shall remain continuing obligations, warranties and representations of CIF and Borrower, as applicable, so long as any portion of the Borrower's obligations under the Loan Documents remains outstanding.

     (b) Closing Conditions.
         ------------------

          (i) Borrower and Dynex each shall be the sole owner of its assets, with good and marketable title and rights thereto, free and clear of all liens, restrictions and encumbrances except as approved by Lender.

          (ii) Borrower shall have furnished to Lender current most recently filed financial statements for Dynex and for the Principal Parties, prepared in accordance with generally accepted accounting principles consistently applied.

          (iii) Lender shall have approved the businesses, properties, financial condition, capability and such other factors as Lender deems material of the Principal Parties.

          (iv) There shall be no material adverse change in the financial condition, business, operations or properties of (i) CIF and its subsidiaries taken as a whole or (ii) Dynex and its subsidiaries taken as a whole, in either case since the date of the most recently filed financial statements prior to the date of the Commitment.

          (v) There shall be no material amendment of, or material waiver under, any material documents pertaining to the Merger Transaction (collectively, the "Basic Agreements") without the written consent of Lender. The transactions contemplated by the Basic Agreements shall have been consummated without waiver or forbearance to exercise any material rights or conditions. The representations and warranties set forth in the Basic Agreements shall be true and correct in all material respects.

          (vi) No litigation or judgment, order, injunction, or other restraint prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by the Basic Agreements or the making of the Loan by Lender, or the performance by Borrower of its obligations under the Loan.

          (vii) Lender shall have received an opinion letter from counsel to the Principal Parties covering such matters as may be reasonably required by Lender

          (viii) Lender shall have received the formation documents for the Principal Parties, together with all such documents evidencing the authority of such parties to enter into the Loan Documents as may be reasonably required by Lender.

          (ix) No event shall have occurred and no condition shall exist which would result either immediately, or with the giving of notice or the passage of time, or both, in a default under any of the Loan Documents.

          (x) Lender shall have received such other items, and Borrower shall have satisfied such other conditions, as may be reasonably required by Lender.

          (xi) Lender shall have received evidence satisfactory to it in its sole discretion of the consent to the Merger Transaction and the Loan by the holders of at least 75.01% of the outstanding principal amount of the Target Senior Notes.

          (xii) Standard & Poor's Corporation and Moody's Investor Service shall have confirmed, in writing, that there will not be a downgrade in the rating of the Target Senior Notes as a result of the Merger Transaction or the closing of the Loan.

          (xiii) Lender shall have received an opinion in form and substance acceptable to Lender as to the solvency of Dynex both immediately prior to, and immediately following, the Merger Transaction and the closing of the Loan, given by one of the nationally recognized accounting firms.

          (xiv) Lender shall have received a fairness opinion in form and substance acceptable to Lender in favor of the trustee under the Target Senior Notes Indenture (as defined in the Merger Agreement) and Lender with respect to the Merger Transaction

          (xv) Lender shall have received evidence, in form and substance acceptable to Lender, confirming that the Merger Transaction and the Loan are authorized or permitted by the Target Senior Notes Indenture and the documents executed or delivered in connection with the issuance of the Target Senior Notes (collectively, the "Bond
     Documents") and are in accordance with the terms thereof.

          (xvi) Lender shall have received an opinion in form and substance satisfactory to Lender, and from a party acceptable to Lender in its sole discretion, confirming that, immediately following the Merger Transaction and the closing of the Loan, Dynex's "Indebtedness" (as defined in the Bond Documents) does not exceed the levels permitted under the Bond Documents.

          (xvii) Lender shall have validated the cash flow projections and valuations by Andrew Davidson & Co., Inc. of Dynex's net investment in collateralized bonds and collateralized bonds retained.

          (xviii) Prior to the closing of the Loan, CIF shall have purchased at least $50,000,000 of the Target Senior Notes and shall have entered into documentation satisfactory to Lender evidencing that CIF's rights to payments on such Target Senior Notes shall be subordinate to the Loan and to the rights of the holders of the remaining Target Senior Notes.

          (xix) Prior to the closing of the Loan, Borrower shall have submitted a proforma business plan to Lender, which business plan shall be subject to Lender's approval in its sole discretion.

     (c) Termination of Obligation to Fund. If, on or before the Closing Date, any of the following shall have occurred, Lender shall have no obligation to close and fund the Loan under this Commitment:

          (i) Dynex, Borrower, any Principal Party or any general partners, managing members or principal shareholders or executive officers of any of them, shall be the subject of any bankruptcy, reorganization or insolvency proceeding;

          (ii) The financial condition of Dynex, Borrower, or any Principal Party, as represented in this Commitment, in any loan application or in any other documents and communications presented to Lender in order to induce Lender to make the Loan, shall have materially adversely changed;

          (iii) Any action, suit or proceeding, judicial, administrative or otherwise is pending against or affecting Dynex, Borrower or any Principal Party;

          (iv) Any of the representations and warranties contained herein are false or incorrect in any respect;

          (v) Any condition occurs or shall have occurred which would be deemed an Event of Default under the Loan Documents if they were in effect; or

          (vi) Borrower fails to comply with each of the conditions to closing prior to the Commitment Expiration Date.

                                 EXHIBIT B
                                 ---------

                               LOAN DOCUMENTS

     (a) Basic Loan Documents. The Loan shall be evidenced by a loan and security agreement (the "LOAN AGREEMENT") and a secured promissory note in the amount of the Loan and secured by first priority pledge agreements or similar instruments and UCC-1 financing statement(s), all satisfactory in form and substance to Lender in its discretion.

     (b) Additional Loan Documents. If determined by Lender after its due diligence and underwriting of the Loan application, the Loan Documents may also include additional security agreements, other assignments, and such other documentation as Lender may require in order to adequately protect and perfect Lender's security interests.

     (c) Other Documentation. Borrower shall provide Lender with such other evidence, information and material as Lender or its counsel may reasonably require.

     (d) Loan Documents. The Basic Loan Documents and Additional Loan Documents referred to in this Exhibit B are collectively referred to as the "LOAN DOCUMENTS".